Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HUMACYTE, INC.

Humacyte, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 1, 2020. The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on September 17, 2020. The Corporation filed a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on August 26, 2021, and filed a certificate of amendment to the second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on June 10, 2025 (as so amended, the “Second Amended and Restated Certificate”).

SECOND: The amendment to the Second Amended and Restated Certificate set forth below was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

THIRD: Section 4.1 of Article IV of the Second Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 570,000,000 shares, consisting of (a) 550,000,000 shares of common stock (the “Common Stock”) and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment to the Second Amended and Restated Certificate shall be effective upon filing with the Secretary of State of the State of Delaware. Except as herein amended, all other provisions of the Second Amended and Restated Certificate remain in full force and effect.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer as of the 9th day of June, 2026.

By:	/s/ Dale A. Sander
Dale A. Sander
Chief Financial Officer, Chief Corporate Development Officer, and Treasurer